Exhibit 99.5

BRISTOL-MYERS SQUIBB COMPANY

Offer to Exchange up to 170,000,000 Shares of Class A Common Stock of

MEAD JOHNSON NUTRITION COMPANY

which are owned by Bristol-Myers Squibb Company

for shares of Common Stock of

BRISTOL-MYERS SQUIBB COMPANY

Pursuant to the Prospectus dated November 16, 2009

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 14, 2009, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE”. SHARES OF BMS COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

November 16, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

In connection with the transactions described in the prospectus dated November 16, 2009 (the “Prospectus”), Bristol-Myers Squibb Company (“BMS”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus, together with any amendments or supplements thereto, to exchange up to 170,000,000 shares of class A common stock (“MJN common stock”) of Mead Johnson Nutrition Company (“MJN”), which are owned by BMS, for shares of common stock (“BMS common stock”) of BMS that are validly tendered and not validly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of BMS common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. BMS will pay, or cause to be paid, all stock transfer taxes, if any, payable as a result of the transfer to it of any shares of BMS common stock tendered, and the transfer to tendering stockholders of shares of MJN common stock pursuant to the transactions described in the Prospectus, subject to the instructions accompanying the Letter of Transmittal.

As described in the Prospectus, BMS is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of BMS, MJN, any of the dealer managers, the exchange agent or the information agent for purposes of the exchange offer.

BMS’ obligation to exchange shares of MJN common stock for shares of BMS common stock is subject to certain conditions, as described in the Prospectus, which you should read carefully and in its entirety.

For your information and for forwarding to your clients for whom you hold shares of BMS common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus dated November 16, 2009;

2. a Letter of Transmittal for tendering shares of BMS common stock, including instructions therefor and including a Certification of Taxpayer Identification Number on Substitute Form W-9;

3. a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the BMS common stock and other required documents cannot be delivered to the exchange agent by 12:00 midnight, New York City time, on the expiration date;

4. the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for U.S. Taxpayers included in the Instruction Booklet to the Letter of Transmittal;

5. a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of BMS common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

6. a form of Notice of Withdrawal for use in withdrawing shares of BMS common stock previously tendered in the exchange offer; and

7. a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 14, 2009, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of BMS common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date and, unless BMS has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once BMS accepts shares of BMS common stock tendered pursuant to this exchange offer, the tender is irrevocable.

BMS will not pay any fees or commission to any broker, dealer or other person (other than to the dealer-managers, information agent or the exchange agent for soliciting tenders of BMS common stock pursuant to the terms of the exchange offer). BMS will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of BMS common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of BMS common stock, (ii) in the case of uncertificated shares registered directly in the stockholder’s name in BMS’ share register, a completed Letter of Transmittal, or (iii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of BMS common stock in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus in the section entitled “The Exchange Offer”, (b) the Letter of Transmittal for BMS common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, Georgeson Inc. at (800) 868-1359 (toll-free in the United States) or (212) 806-6859 (outside the United States). You may also contact the information agent at one of the telephone numbers set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.

Very truly yours,

Georgeson Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BMS, MJN, ANY OF THE DEALER MANAGERS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.